Exhibit 99.1

Guidewire Software Announces CFO Transition

SAN MATEO, Calif., January 10, 2020 - Guidewire Software, Inc. (NYSE: GWRE) today announced that Chief Financial Officer Curtis Smith is resigning for personal reasons. Mr. Smith is transitioning into a consulting role with the company effective in March 2020, following the release of the company’s second quarter financial results and the filing of Guidewire’s quarterly report on Form 10-Q for the quarter ending January 31, 2020. The company will initiate a search to identify a successor.

“I want to thank Curtis for his excellent service to Guidewire during our time together and his commitment to continuing to support the company during this CFO transition,” said Mike Rosenbaum, Chief Executive Officer, Guidewire Software. “Curtis’ leadership has been invaluable to Guidewire and I am grateful for his contributions to the company,” said Marcus Ryu, former CEO and current Chairman of the Board.

“It has been an honor to work with the dedicated colleagues at Guidewire, and in particular the strong finance team. The company is on a solid financial footing and very well positioned to continue to take advantage of the cloud opportunity as we lead the transformation of the P&C insurance industry over the long-term,” Smith said.

About Guidewire Software

Guidewire delivers the industry platform that P&C insurers rely upon to adapt and succeed in a time of accelerating change. We provide the software, services, and partner ecosystem to enable our customers to run, differentiate, and grow their business. As of the end of our fiscal year 2019, we were privileged to serve more than 380 companies in 34 countries. For more information, please visit www.guidewire.com and follow us on twitter: @Guidewire_PandC.